Exhibit 99.3

FOR IMMEDIATE RELEASE

February 22, 2011

CONTACT INFORMATION:

Beth A. Ardoin, Director of Communications

(337) 521-4701

bardoin@iberiabank.com

Jefferson G. Parker, Managing Director of Brokerage, Trust and Wealth Management

(504) 310-7314

jeff.parker@iberiabank.com

IBERIABANK Expands Florida Wealth Management Franchise

LAFAYETTE, LOUISIANA – IBERIABANK, the 123-year-old subsidiary of IBERIABANK Corporation, and Bank of Florida Corporation announced today the signing of a definitive agreement for IBERIABANK to purchase certain assets of the Florida Trust Company, a wholly-owned subsidiary of the Bank of Florida Corporation. Approval is subject to specific conditions. The Florida Trust Company team will join IBERIA Wealth Advisors, the trust and asset management division of IBERIABANK.

IBERIABANK will pay the Bank of Florida Corporation an initial payment of $0.7 million and a contingent payment of up to $0.7 million. The contingent payment will be paid approximately one year after the consummation of the transaction and will be determined based on the amount of revenue realized by IBERIABANK during that period from former Florida Trust Company clients.

Florida Trust Company, which was incorporated in 2000, currently has $460.0 million in assets under management and operates offices in Naples and Ft. Lauderdale, Florida.

“This transaction provides an opportunity to accelerate the entry of our Trust and Wealth Management businesses into our key Florida markets,” said Jefferson G. Parker, Vice Chairman and Managing Director of Trust, Brokerage and Wealth Management for IBERIABANK. “By acquiring a seasoned team with an established asset base and connectivity to their local markets, we can immediately begin serving our banking clients with services they have been unable to access previously within our franchise. In addition, our larger and rapidly growing asset management group will provide the former Florida Trust Company with additional resources and capabilities to better serve their existing clients as well as new ones.”

IBERIABANK has rapidly grown its South Florida franchise with the acquisitions of Orion Bank, Century Bank, and Sterling Bank in the last 15 months, adding 42 branches and $3.5 billion in assets in the Southeast and Southwest Florida markets.

With $10.0 billion in assets, IBERIABANK Corporation is a multi-bank financial holding company with 226 combined offices, including 145 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 27 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 54 locations in 12 states.

IBERIABANK’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” IBERIABANK’s market capitalization was approximately $1.5 billion, based on the NASDAQ closing stock price on February 18, 2011.